As filed with the Securities and Exchange Commission on October 1, 2024

Registration No. 333-137708

Registration No. 333-169329

Registration No. 333-197764

Registration No. 333-225372

Registration No. 333-279595

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-137708

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-169329

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-197764

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-225372

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-279595

UNDER

THE SECURITIES ACT OF 1933

BlackRock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	99-1116001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Hudson Yards, New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

Second Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan

Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan

(Full title of the plans)

Christopher J. Meade, Esq.

Chief Legal Officer and General Counsel

BlackRock, Inc.

50 Hudson Yards

New York, New York 10001

(Name and address of agent for service)

(212) 810-5800

(Telephone number, including area code, of agent for service)

Copy to:

Laura Kaufmann Belkhayat, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by BlackRock, Inc. (formerly named BlackRock Funding, Inc.), a Delaware corporation (the “Successor Registrant”), as the successor registrant to BlackRock Finance, Inc. (formerly named BlackRock, Inc.), a Delaware corporation (the “Predecessor Registrant”), to reflect a holding company reorganization in accordance with Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Reorganization”). This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by the Predecessor Registrant with the Securities and Exchange Commission (the “Commission”):

•

Registration No. 333-137708, originally covering an aggregate of (i) $102,000,000 of deferred compensation obligations issuable under, among other plans, the predecessor plan to the Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan (as amended and restated, the “VDCP”) and (ii) an aggregate of 15,346,520 shares of common stock (and an indeterminate number of additional shares of common stock as may be issued with respect to such shares by way of a stock dividend, stock split, recapitalization or any other similar transaction) of which 896,090 shares were issuable pursuant to the predecessor plan to the Second Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan (as amended and restated, the “ESPP”) and 10,419,243 shares were issuable pursuant to the predecessor plan to the Third Amended and Restated 1999 Stock Award and Incentive Plan (as amended and restated, the “1999 Plan” and, collectively with the ESPP, the “Stock Plans”; the Stock Plans are referred to in this Post-Effective Amendment, together with the VDCP, as the “Plans”);

•

Registration No. 333-169329, originally covering 10,000,000 shares of common stock (and an indeterminate number of additional shares of common stock as may be issued with respect to such shares by way of a stock dividend, stock split, recapitalization or any other similar transaction) issuable under the predecessor plan to the 1999 Plan;

•

Registration No. 333-197764, originally covering 7,500,000 shares of common stock (and an indeterminate number of additional shares of common stock as may be issued with respect to such shares by way of a stock dividend, stock split, recapitalization or any other similar transaction) issuable under the predecessor plan to the 1999 Plan;

•

Registration No. 333-225372, originally covering 7,000,000 shares of common stock (and an indeterminate number of additional shares of common stock as may be issued with respect to such shares by way of a stock dividend, stock split, recapitalization or any other similar transaction) issuable under the predecessor plan to the 1999 Plan; and

•

Registration No. 333-279595, originally covering 8,027,190 shares of common stock (and an indeterminate number of additional shares of common stock as may be issued with respect to such shares by way of a stock dividend, stock split, recapitalization or any other similar transaction) issuable under the 1999 Plan.

The Reorganization was completed on October 1, 2024 pursuant to the Transaction Agreement, dated January 12, 2024 (as amended, restated or supplemented from time to time, the “Transaction Agreement”), among the Successor Registrant, the Predecessor Registrant, Banana Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Successor Registrant (“Merger Sub”), and the other parties thereto, pursuant to which Merger Sub merged with and into the Predecessor Registrant, with the Predecessor Registrant surviving as a direct wholly owned subsidiary of the Successor Registrant (“Merger”). The Successor Registrant changed its name from “BlackRock Funding, Inc.” to “BlackRock, Inc.” and the Predecessor Registrant changed its name from “BlackRock, Inc.” to “BlackRock Finance, Inc.”

In accordance with the terms of the Transaction Agreement, each share of common stock of the Predecessor Registrant outstanding immediately prior to the effective time of the Merger (the “Merger Effective Time”) was converted automatically into one validly issued, fully paid and non-assessable share of common stock of the Successor Registrant having the same designations, rights, powers, and preferences, and the qualifications, limitations, and restrictions as the common stock of the Predecessor Registrant. The Successor Registrant adopted organizational documents substantially identical to those of the Predecessor Registrant and assumed certain obligations of the Predecessor Registrant, including the Predecessor Registrant’s rights and obligations under all of its employee benefit plans, agreements and arrangements, equity incentive plans and subplans and related agreements, including obligations with respect to the outstanding awards and deferred compensation obligations for distribution pursuant to the Plans, in each case, to enable the Successor Registrant to offer and sell the securities listed in the Registration Statements on the same terms and conditions as the Predecessor Registrant prior to the Reorganization.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statements as its own registration statements except as amended by this Amendment, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statements.

For the purposes of this Post-Effective Amendment and the Registration Statements, (i) as of any time prior to the Merger Effective Time, references to the “Company” means the Predecessor Registrant and references to “common stock” mean the common stock, par value $0.01 per share, of the Predecessor Registrant and (ii) as of the Merger Effective Time and thereafter, references to the “Company” means the Successor Registrant and references to “common stock” mean the common stock, par value $0.01 per share, of the Successor Registrant. This Post-Effective Amendment does not reflect any increase in the number of shares issuable pursuant to any of the Plans.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Post-Effective Amendment in accordance with Rule 428(b)(1) under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plans covered by the Registration Statements as adopted by this Post-Effective Amendment as required by Rule 428(b).

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 23, 2024;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the Commission on May 7, 2024 and August 6, 2024, respectively;

(c)

the Company’s Current Reports on Form 8-K filed with the Commission on January  12, 2024 (with respect to items 3.02 and 8.01 only), March  6, 2024, March  14, 2024, March  15, 2024, March  28, 2024, May  17, 2024, May  31, 2024, July  1, 2024 (with respect to item 8.01 only), July  17, 2024, July  18, 2024, July  26, 2024, September  13, 2024 and October 1, 2024;

(d)	the Company’s definitive Proxy Statement on Schedule 14A filed on April 4, 2024; and

(e)

The description of the Company’s common stock contained in the registration statement of its predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, as updated by the description of the Company’s common stock contained in Exhibit 4.12 to the Form 10-Q for the quarter ended March 31, 2022 and Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 1, 2024, and including any future amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4.	Description of Securities.

Under the VDCP, the Company provides a select group of management and highly compensated employees (the “Eligible Employees”) the opportunity to enter into agreements for the deferral of a specified percentage of their discretionary annual performance bonus compensation. The obligations of the Company under such agreements (the “VDCP Obligations”) are unfunded and unsecured general obligations to pay in the future the value of an account established and maintained by the Company (the “Deferred Compensation Account”) for participating Eligible Employees (each a “Participant”) under the VDCP, adjusted to reflect the performance during the deferral period, whether positive or negative, of certain tracking investments that are available under the VDCP (the “Investment Funds”) and selected by the Participant. The available Investment Funds are chosen in the sole discretion of the Company’s most senior global Human Resources professional (the “Plan Manager”).

The VDCP is administered by the Management Development & Compensation Committee (the “Committee”) of the Company’s Board of Directors. The amount of compensation to be deferred by each Participant will be determined in accordance with the VDCP based on elections by the Participant. A Participant may elect to defer between 1% and 100% of the Participant’s annual performance bonus, in increments of at least 1%. The Participants under the VDCP must specify a deferral period (the “Deferral Period”) commencing on the date on which the portion of the Participant’s discretionary annual performance bonus would have otherwise been paid and ending, at the election of the Participant on (A) the date specified by the Participant in the applicable deferral election form (a “Specified Date”) or (B) the earlier of either the date of the Participant’s separation from service or a Specified Date. Any Specified Date must generally be no later than 10 years following the commencement of the Deferral Period and may be limited to the dates made available by the Plan Manager in the deferral election form.

Subject to the terms of the VDCP, the amounts deferred by Participants will be used to make tracking investments in the Investment Funds. The VDCP Obligations to each Participant will equal the balance in the Participant’s Deferred Compensation Account. Each Participant’s Deferred Compensation Account will be adjusted to reflect deferrals by the Participant, distributions, if any, and the investment performance of the Investment Funds, including any appreciation or depreciation.

The VDCP Obligations will be distributed by the Company in accordance with the terms of the VDCP, including upon the Participant’s death or a change in control of the company. Upon the written request of the Participant and a determination by the Plan Manager that a Participant has suffered an unforeseeable emergency, the Plan Manager may direct the Company to pay such Participant an amount necessary to meet the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent that such hardship is or maybe relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

A Participant’s right or the right of any other person to the VDCP Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. The Committee may at any time amend or terminate the VDCP, except that no such amendment or termination may act to reduce a Participant’s Deferred Compensation Account as it existed as of the day before the effective date of such amendment or termination.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, none of the Company’s directors will be liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty as a director. Under the DGCL, this provision does not eliminate or limit the liability of any director or officer if a judgment or other final adjudication establishes that his or her acts or omissions constituted a breach of his or her duty of loyalty to the Company or the Company’s stockholders or were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she derived an improper personal benefit from any transaction or that such director’s acts violated Section 174 of the DGCL or an officer in any action by or in the right of the Company.

As a result of this provision, the Company and the Company’s stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

The Company’s amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party to any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) because he or she is or was a director or officer of the Company’s, or is or was serving at the Company’s request as a director or officer of the Company or another corporation, partnership, joint venture, trust or other enterprise. The Company’s amended and restated bylaws provide that indemnification will be from and against expenses, liabilities, losses, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement by the director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Index of Exhibits, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the undersigned Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description

4.1(1)	Amended and Restated Certificate of Incorporation of BlackRock, Inc.

4.2(1)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of BlackRock, Inc.

4.3(1)	Amended and Restated Bylaws of BlackRock, Inc.

4.4(2)	Specimen of Common Stock Certificate.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.*

10.1(3)	BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan.

10.2(4)	Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan.

10.3	Second Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan.*

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages hereto).*

*	Filed herewith.
(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 1, 2024.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-8 (Registration No. 333-137708) filed on September 29, 2006.
(3)	Incorporated by reference to Annex B of the Company’s definitive Proxy Statement on Schedule 14A filed on April 4, 2024.
(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on February 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2024.

BlackRock, Inc.
Registrant

By:	/s/ Laurence D. Fink
Name: Laurence D. Fink
Title: Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence D. Fink, Robert S. Kapito, Martin S. Small, Philippe Matsumoto, Christopher J. Meade, Laura Hildner and R. Andrew Dickson III, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement(s) on Form S-8 to be filed in connection with the offerings of securities of BlackRock, Inc. and any and all amendments (including post-effective amendments) to the Registration Statement(s), and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Laurence D. Fink Laurence D. Fink	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2024

/s/ Martin S. Small Martin S. Small	Senior Managing Director and Chief Financial Officer (Principal Financial Officer)	October 1, 2024

/s/ Marc D. Comerchero Marc D. Comerchero	Managing Director and Chief Accounting Officer (Principal Accounting Officer)	October 1, 2024

/s/ Pamela Daley Pamela Daley	Director	October 1, 2024

/s/ William E. Ford William E. Ford	Director	October 1, 2024

/s/ Fabrizio Freda Fabrizio Freda	Director	October 1, 2024

/s/ Murry S. Gerber Murry S. Gerber	Director	October 1, 2024

/s/ Margaret L. Johnson Margaret L. Johnson	Director	October 1, 2024

/s/ Robert S. Kapito Robert S. Kapito	Director	October 1, 2024

/s/ Cheryl D. Mills Cheryl D. Mills	Director	October 1, 2024

/s/ Amin H. Nasser Amin H. Nasser	Director	October 1, 2024

/s/ Gordon M. Nixon Gordon M. Nixon	Director	October 1, 2024

/s/ Kristin Peck Kristin Peck	Director	October 1, 2024

/s/ Charles H. Robbins Charles H. Robbins	Director	October 1, 2024

/s/ Marco Antonio Slim Domit Marco Antonio Slim Domit	Director	October 1, 2024

/s/ Hans E. Vestberg Hans E. Vestberg	Director	October 1, 2024

/s/ Susan L. Wagner Susan L. Wagner	Director	October 1, 2024

/s/ Mark Wilson Mark Wilson	Director	October 1, 2024